VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP CONTINUES STRATEGIC EXPANSION BY OPENING TWO NEW BANKING CENTERS

Rancho Cucamonga, CA (May 27, 2005) - Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank (the “Bank”); announced today the Bank will expand its presence in Orange County, San Diego County and their surrounding areas. The Bank is converting its existing Irvine and San Diego loan production offices into full service banking centers.

The Private Reserve of Vineyard Bank was originally introduced in late 2003 when the Manhattan Beach loan production office was converted to a full service banking center. Now joining Manhattan Beach will be Irvine; which consists of Newport Beach and the surrounding markets, and San Diego. The dedicated teams of The Private Reserve were created to compliment the opportunities between personal services and commercial banking, focusing on successful entrepreneurs and the businesses that they operate. Relationships are the first priority of The Private Reserve.

    Dan LuVisi, Senior Vice President and Managing Director, has been chosen to lead the Manhattan Beach and Irvine banking centers of The Private Reserve. For over two decades, LuVisi has operated as both an entrepreneur and senior level executive in the financial services industries. “As an entrepreneur in his own right, LuVisi has created a team of relationship bankers. Mr. LuVisi has proven very successful to date with the current success of the Private Reserve. His commitment to this style of banking ensures the success of the Private Reserve and its clients”, stated Norman Morales, president and chief executive officer.

“We believe these additional banking centers will allow us to develop and expand many significant relationships. With the addition of banking centers in Irvine, San Diego and Manhattan Beach, we extend our reach and service along the coast and strengthen our footprint throughout the Inland Empire, Los Angeles, Orange and San Diego Counties, bringing the Bank’s total banking center count to eleven.”

“With the Irvine and Manhattan Beach banking centers fully functioning and the San Diego office due to open in the third quarter, we look forward to catering to the exclusive needs of each Private Reserve client as we establish each relationship,” stated Morales.

The Company is a $1.4 billion bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through 11 full-service branch offices in San Bernardino, Riverside, Orange and Los Angeles counties of California, and a loan production office located in Anaheim, California. The Company’s common stock is traded on the NASDAQ National Market System under the symbol “VNBC.”

DISCLAIMER

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com